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                                                                    EXHIBIT 99.1

                                                                   Press Release

                                                          UnitedAuto Group, Inc.
[UNITEDAUTO LOGO]                                         13400 Outer Drive West
                                                          Detroit, MI  48239


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
Contact:  Sam DiFeo, Jr.                       Jim Davidson                         Phil Hartz
          President                            Executive Vice President -           Senior Vice President -
                                               Finance                              Corporate Communications

          201-325-3305                         201-325-3303                         313-592-5365

          sdifeojr@unitedauto.com              jdavidson@unitedauto.com             phartz@unitedauto.com
          -----------------------              ------------------------             ---------------------
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                      UNITEDAUTO EXPECTS TO MEET ANALYSTS'
                      CURRENT ESTIMATES FOR FOURTH QUARTER
                   AND YEAR 2000. COMPANY IS ALSO COMFORTABLE
                         WITH ANALYSTS' OUTLOOK FOR 2001
          ------------------------------------------------------------

DETROIT, MI January 12, 2001 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly traded automotive retailer, today announced that it expects to meet analysts' current estimates for the fourth quarter and year 2000. The Company also said that it is comfortable with analysts' outlook for 2001.

         According to research firm First Call/Thomson Financial, which tracks earnings data, Wall Street analysts expect UnitedAuto to report a profit of $.20 per share for the fourth quarter 2000, $1.16 per share for the full year 2000, and $1.07 per share for the year 2001.

         Roger Penske, Chairman of UnitedAuto, commented "The outlook for UnitedAuto continues to remain positive. Fourth quarter results were negatively impacted by severe weather in the Southcentral region in late December, yet the Company was able to achieve a significant increase in operating results compared with the corresponding quarter in 1999. Despite the challenges that lie ahead, I am confident that UAG will be able to continue its positive momentum."

         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates 124 franchises in 17 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

         Statements in this press release may include forward-looking statements. These forward-looking statements should be evaluated together with additional information about UnitedAuto's filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.




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